Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Image Entertainment, Inc.:

We consent to the use of our report dated June 25, 2004, relating to the consolidated balance sheet of Image Entertainment, Inc. as of March 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2004, and the related financial statement schedule, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

Los Angeles, California
September 23, 2005